As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALVOTECH

(Exact name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	2836	98-1629342
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Société Anonyme

(Public Limited Company)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B258884

+354 422 4500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alvotech Management Incentive Plan

(Full title of the plan)

Joel Morales

Chief Executive Officer

Alvotech USA Inc.

1201 Wilson Blvd., Ste. 2130

Arlington, Virginia 22209

Tel: (703)-819-3765

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michal Berkner, Esq.

Nicolas H.R. Dumont, Esq.

Divakar Gupta, Esq.

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ

United Kingdom

Tel: +44 (0) 20 7583 4055

Fax: +44 (0) 20 7785 9355

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(d) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Our ordinary shares and warrants are listed on The Nasdaq Stock Market LLC under the ticker symbols “ALVO” and “ALVOW”, respectively, and our ordinary shares are listed on the Nasdaq First North Growth Market (“Nasdaq First North”) under the ticker symbol “ALVO,” and to ensure compliance with applicable Icelandic and European securities rules and regulations, due to the listing of our ordinary shares on Nasdaq First North, this Registration Statement on Form S-8 will be published on Nasdaq First North’s website as well.

ITEM 1.	PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following document(s) filed with the Commission by Alvotech, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) The prospectus dated May 10, 2022, filed by the Company pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-4 filed on December 20, 2021, as amended (File No. 333-261773), and all amendments to such registration statement;

(2) The Company’s Shell Company Report on Form 20-F, filed with the Commission on June 22, 2022 (File No. 001-41421); and

(3) The description of the Company’s Ordinary Shares which is contained in the Company’s Registration Statement on Form F-1, filed with the Commission on July 14, 2022 (File No. 333-266136), and any amendment or report filed for the purpose of updating any such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any document or any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or a statement contained in any subsequently filed document or report that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Luxembourg law permits companies to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards the Company or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by the Company, except in connection with criminal offenses, gross negligence or fraud. Luxembourg law does not provide for an ex ante limitation of liability but it permits the Company to keep directors indemnified as set out above.

As permitted by Luxembourg law, the directors and officers of the Company have entered into, or will enter into, indemnification agreements with the Company. Under such agreements, the directors and officers will be entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits the Company to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards the Company or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by the Company, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between the Company and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against the Company’s assets in Luxembourg.

The Company’s amended and restated articles of association provide that it will indemnify its directors and officers, past and present, to the fullest possible extent permitted by law, against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

The Company maintains directors’ and officers’ liability insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

4.1	Amended and Restated Articles of Association of Alvotech (incorporated by reference to Exhibit 1.1 to the Shell Company Report filed on Form 20-F filed June 22, 2022).

5.1*	Opinion of Arendt & Medernach.

10.1	Management Incentive Plan (incorporated by reference to Exhibit 4.39 to the Shell Company Report filed on Form 20-F filed June 22, 2022).

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for OACB.

23.2*	Consent of Deloitte ehf., independent registered accounting firm for Alvotech.

23.3*	Consent of Arendt & Medernach (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg, on August 15, 2022.

ARRIVAL

By:	/s/ Mark Levick
Name: Mark Levick
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints each of Mark Levick, Joel Morales and Helga Tatjana Zharov as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated and on the date indicated below.

Signature	Title	Date
/s/ Mark Levick	Chief Executive Officer	August 15, 2022
Mark Levick	(principal executive officer)

/s/ Joel Morales	Chief Financial Officer	August 15, 2022
Joel Morales	(principal financial and accounting officer)

/s/ Robert Wessman	Executive Chairman of the Board	August 15, 2022
Robert Wessman

/s/ Richard Davies	Deputy Chairman of the Board	August 15, 2022
Richard Davies

/s/ Tomas Ekman	Director	August 15, 2022
Tomas Ekman

/s/ Faysal Kalmoua	Director	August 15, 2022
Faysal Kalmoua

/s/ Ann Merchant	Director	August 15, 2022
Ann Merchant

/s/ Arni Hardarson	Director	August 15, 2022
Arni Hardarson

/s/ Lisa Graver	Director	August 15, 2022
Lisa Graver

/s/ Linda McGoldrick	Director	August 15, 2022
Linda McGoldrick

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed on behalf of the Registrant by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on August 15, 2022.

By:	/s/ Joel Morales
Name:	Joel Morales